Exhibit 10.12

Final

Hotel: Courtyard by Marriott – Dolphin Mall, Miami, FL

PURCHASE CONTRACT

between

HOSPITALITY VENTURES DMCY, LLC

(“SELLER”)

AND

APPLE SIX HOSPITALITY OWNERSHIP, INC.

(“BUYER”)

Dated: March 6, 2006

8.7	Pre-Opening Program	22
8.8	Construction Warranty	22
8.9	Other Obligations of Seller Before Closing	23
8.10	Third Party Consents	23
8.11	[Intentionally Deleted.]	23
8.12	Estoppel Certificates; SNDA	24
8.13	Access to Financial Information	24
8.14	Bulk Sales	24
8.15	Indemnification	24
8.16	Escrow Funds	26
8.17	Separate Tax Parcel	27
8.18	New Management	27
8.19	Possession; Assignment and Assumption	27
8.20	Buyer’s Covenants	28

ARTICLE IX	CONDITIONS FOR CLOSING	28
9.1	Buyer’s Conditions for Closing	28
9.2	Seller’s Conditions for Closing	29

ARTICLE X	CLOSING AND CONVEYANCE	30
10.1	Closing	30
10.2	Deliveries of Seller	30
10.3	Buyer’s Deliveries	32

ARTICLE XI	COSTS	32
11.1	Seller’s Costs	32
11.2	Buyer’s Costs	33

ARTICLE XII	ADJUSTMENTS	33
12.1	Adjustments	33
12.2	Reconciliation and Final Payment	34
12.3	Employees	34

ARTICLE XIII	CASUALTY AND CONDEMNATION	34
13.1	Risk of Loss; Notice	34
13.2	Condemnation	35
13.3	Casualty	35

ii

ARTICLE XIV	DEFAULT REMEDIES	35
14.1	Buyer Default	35
14.2	Seller Default	36
14.3	Attorney’s Fees	36

ARTICLE XV	NOTICES	36

ARTICLE XVI	MISCELLANEOUS	37
16.1	Performance	37
16.2	Binding Effect; Assignment	37
16.3	Entire Agreement	37
16.4	Governing Law	38
16.5	Captions	38
16.6	Confidentiality	38
16.7	Closing Documents	38
16.8	Counterparts	38
16.9	Severability	38
16.10	Interpretation	38
16.11	[Intentionally Omitted.]	38
16.12	Further Acts	38
16.13	Joint and Several Obligations	39
16.14	1031 Exchange	39

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	Plans and Specifications
Exhibit C	(Intentionally Omitted)
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	Construction Warranty
Exhibit I	Punch List Escrow Agreement
Exhibit J	List of Tax Returns
Exhibit K	Pre-Opening Budget

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of March 6, 2006, by and between HOSPITALITY VENTURES DMCY, LLC, a Florida limited liability company, with its principal office at 7550 North West 75th Drive, Parkland, Florida, 33067 (“Seller”), and APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Seller is the holder of a leasehold in the land located in Miami, Florida and identified in Exhibit A attached hereto and incorporated herein by reference. Seller intends to construct a hotel on such land containing 118 rooms and to be operated as a Courtyard by Marriott.

B. Buyer is desirous of acquiring such leasehold interest in such land and the hotel to be constructed thereon from Seller upon completion of the hotel, and Seller is desirous of selling such land and hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall have the meaning set forth in Section 2.5(a).

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, title, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Architect” shall mean the architect for the Hotel, Bean Architectural Partnership, Limited.

“Assignment of Ground Lease” shall have the meaning set forth in Section 10.2(a).

“Assumed Contracts” shall have the meaning set forth in Section 8.19.

“Assumed Obligations” shall have the meaning set forth in Section 8.19.

“Bill of Sale” shall mean a warranty bill of sale in connection with the transfer of the Personal Property from Seller to Buyer.

“Brand” shall mean Courtyard by Marriott, the hotel brand or franchise under which the Hotel will operate.

“Broker” shall have the meaning set forth in Article VI.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Florida.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Closing Statement” shall mean a closing statement to evidence the parties’ agreement regarding the allocations, pro-rations and holdbacks relating to the Property, the payment of closing costs as allocated hereunder, and any resulting adjustments between the parties.

“Construction Warranty” shall have the meaning set forth in Section 8.8.

“Contractor” shall mean the general construction contractor for the Hotel, U.S. Construction Corp.

“Contracts, Plans and Specs” shall mean the Plans and Specifications and all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Cutoff Time” shall have the meaning set forth in Section 12.1.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, or any of the Deposits not assigned to Buyer at the Closing, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Effective Time” shall have the meaning set forth in Section 10.1.

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f).

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Escrow Funds” shall have the meaning set forth in Section 8.16.

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Executive Order” shall have the meaning set forth in Section 7.1(n).

“Existing Franchise Agreement” shall mean that certain franchise license agreement dated as of January 15, 2005 between Seller and the Franchisor, granting Seller a franchise to operate the Hotel under the Brand.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property owned by guests of the Hotel) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds (including mattresses), furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Force Majeure” shall mean (i) strikes, lockouts or labor disputes, (ii) the inability through no fault of Seller to obtain labor or materials at reasonable cost or reasonable substitutes therefor, (iii) acts of God and severe adverse weather conditions, (iv) enemy or hostile governmental action or acts of terrorism, (v) governmental restrictions such as embargoes, (iv) civil commotion, (vii) fire or other significant casualty or (viii) other conditions similar to those enumerated above that are beyond the reasonable control of Seller, but in each case excluding any such events or conditions that merely result in increased costs to Seller or that could have been avoided or remedied through the exercise of commercially reasonable efforts or construction management or reasonable expenditure of funds by Seller. In no event shall unavailability of funding constitute Force Majeure.

“Franchisor” shall mean Marriott International, Inc.

“Ground Lease” shall mean that certain lease agreement pursuant to which the Land will be leased to Seller, entered into or to be entered into prior to the commencement of the Review Period by Dolphin Mall Associates Limited Partnership, as ground lessor, and Seller, as ground lessee.

“Hazardous Materials” shall have the meaning set forth in Section 7.1(f).

“Hotel” shall mean the hotel to be constructed on the Land, including all Improvements and Personal Property associated therewith, to be known generally as the Courtyard by Marriott – Dolphin Mall in Miami, Florida.

“Hotel Contracts” shall mean all leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements or other agreements relating to the ownership, occupancy, operating, management or maintenance of the Property to which Seller is a party (or an assignee) or that are binding on the Property, including all FF&E Leases, Service Contracts and Leases.

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements now existing or to be constructed on the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.15(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.15(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.5(a).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Land” shall mean, collectively, the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.15(c)(ii).

“Legal Requirements” shall mean any and all statutes, laws, ordinances, zoning and other codes, rules, regulations and requirements of any governmental authority having jurisdiction over, or applicable to the Property or any of the parties to this Contract.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquidated Damages” shall have the meaning set forth in Section 14.1.

“Liquor Licenses” shall have the meaning set forth in Section 7.1(o).

“Management Agreement” shall mean the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

“Manager” shall mean the management company selected by Buyer to manage the Hotel.

“New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 8.3.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.16.

“Pre-Opening Costs” shall have the meaning set forth in Section 8.7.

“Pre-Opening Program” shall have the meaning set forth in Section 8.7.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the leasehold interest in the Land and the fee simple interest in the Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, the Existing Franchise Agreement, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Leases.

“Punch List Items” shall mean such items (i) as are reasonably necessary or appropriate to fully complete the construction, equipping and furnishing of the Hotel in accordance with this Contract and (ii) that, unless otherwise agreed by Buyer in its reasonable discretion, (a) individually and in the aggregate do not and will not prohibit, cause a delay in or otherwise adversely affect, under applicable Legal Requirements, the New Franchise Agreement or otherwise, the opening of the Hotel for business to the public or the continued occupancy and operation of the Hotel as contemplated under the Brand and (b) may be corrected or completed, subject to delays caused by Force Majeure, within not more than sixty (60) days.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from third parties upon request, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Release Date” shall have the meaning set forth in Section 8.16.

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.13.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Subsequent Developments” shall have the meaning set forth in Section 8.1.

“Substantial Completion,” including variations thereof such as “Substantially Complete” and “Substantially Completed” shall mean: (i) the Architect and the Contractor have issued a certificate of substantial completion in form and substance reasonably satisfactory to Buyer certifying that the Hotel has been constructed substantially in accordance with the Plans and Specifications and all Legal Requirements and that the Hotel has been completed subject only to Punch List Items, (ii) a certificate of occupancy authorizing the use and occupancy of the Hotel such that the Hotel is permitted to open for business to the public has been issued by the local governing authority and is deemed final by the issuing authority and is in full force and effect, (iii) all other consents, approvals and operational licenses (other than liquor licenses and utility deposits) necessary or appropriate for the Hotel to open for business to the public and to operate under the Brand have been issued by and obtained from all applicable governmental and regulatory authorities having jurisdiction and are deemed final by the issuing authorities and the Franchisor, (iv) the Contractor, the Architect all other contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of the Hotel shall have been paid (or adequate provision for payment of such persons or entities has been made to Buyer’s reasonable satisfaction), subject only to Punch List Items, and (v) all of the other conditions to the opening of the Hotel set forth in the Existing Franchise Agreement (or the New Franchise Agreement to the extent consistent with the Existing Franchise Agreement) have been satisfied, subject only to Punch List Items.

“Substantial Completion Date” shall have the meaning set forth in Section 8.4(a).

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, soap, shampoo and other toiletry items, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Tax Clearance Certificate” shall have the meaning set forth in Section 11.1.

“Tax” or “Taxes” shall mean any applicable federal, state, local, or foreign income, gross receipts, transient occupancy, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Taxing Authorities” shall have the meaning set forth in Section 11.1.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes and required to be filed by Seller, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Consents” shall have the meaning set forth in Section 8.10.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer).

“Utility Reservations” shall mean Seller’s interest, if any, in the right to receive immediately on and after the Closing Date and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer and Seller shall mutually pursue and cooperate with all requests (including, without limitation, execution of documents) to transfer the Utility Reservations.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises, if any, assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Purchase Price”).

2.3 Allocation. Prior to the Closing, Buyer and Seller shall mutually agree upon an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. Such allocation of the Purchase Price (and all other capitalized costs) among the Property shall be made in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the parties. Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer of immediately available funds, at the Closing. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.16.

2.5 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Deposit, and all interest accrued thereon, to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period, deposit the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Additional Deposit”) with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent, in the form of the escrow agreement attached hereto as Exhibit G (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after Buyer’s receipt of all due diligence materials referred to in this Section 3.1 and Section 4.1, together with the final executed Ground Lease and all information to complete Exhibit D, Exhibit E, Exhibit F and Exhibit J of this Contract (the commencement date of the Review Period to be evidenced by written agreement of Buyer and Seller), unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, engineering, structural, mechanical, environmental, zoning, marketing, economic, permit status, franchise status, management, financial and other documents, information and property statements related to the Property. Within two (2) Business Days after the full execution and delivery of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer and to the extent within Seller’s possession or control or to which Seller has access or which Seller can obtain upon request, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

(b) To the extent the same extent are in the possession of Seller or its Affiliates or are reasonably obtainable, all real estate and personal property tax statements with respect to the Property and notices of assessed value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(c) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Land or the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(d) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(e) All notices received from governmental authorities in connection with the Property for the current year and each of the two (2) calendar years prior to the current year and all other notices received from governmental authorities at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Initial Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer agrees to indemnify and hold harmless Seller from any liabilities Seller may suffer by reason of damage to persons or property resulting from such examinations or studies made by or at the request of Buyer.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Within five (5) days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of the most recent survey of the Land (the “Boundary Survey”). In the event that an update of the survey or a new survey showing the final Improvements as-built (such updated or new as-built survey being referred to as the “Survey”) is desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Within five (5) days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Within ten (10) days thereafter, Seller shall deliver to Buyer: (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas 75225, Attention: Debby Moore (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”), and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. Within twenty (20) days after receipt of both the Boundary Survey and the Title Commitment (including all Exception Documents), Buyer will advise Seller of any preliminary comments or objections to title and survey matters; provided, however, that Seller acknowledges that Buyer will be obtaining the Survey and that Buyer shall have the right to object, and the parties shall have the rights and obligations, provided for in the remainder of this Section 4.3 notwithstanding any preliminary comments and/or objections provided by or on behalf of Buyer to Seller. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within twenty (20) days after receipt of both the Title Commitment (including all Exception Documents) and the Survey (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) Business Days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing and such new title defect is not cured by Seller prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon, provided, however, that, with respect to any such uncured defect that (x) is minor, (y) could not reasonably be expected to adversely affect either the operation of the Hotel under the Brand as contemplated by Buyer or Buyer’s ability to finance, refinance or sell the Hotel and (z) is insured over by the Title Company by affirmative title insurance coverage reasonably satisfactory to Buyer (a “Minor Title Defect”), then Buyer agrees to waive its objection to such Minor Title Defect and proceed to closing as provided in clause (i) of this Section 4.3. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens, judgment liens or any claims or potential claims for or with respect to any of the foregoing covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

At or prior to the Closing, Seller shall use commercially reasonable efforts to terminate the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. Buyer shall use commercially reasonable efforts to enter into the Management Agreement and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions reasonably acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Seller shall be responsible for paying all costs and fees (including attorneys’ fees) related to the termination of the Existing Franchise Agreement, including but not limited to, the payment of license, application, transfer and similar fees, all termination and cancellation fees and/or penalties, all costs and fees of its attorneys and consultants, all costs associated with any releases or other provisions requested by or for the benefit of Seller. Seller shall use commercially reasonable efforts to promptly provide all information required by the Manager or the Franchisor in connection with the Management Agreement and the New Franchise Agreement, and Buyer shall diligently pursue obtaining the same.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract, except that Seller has engaged O’Connell Hospitality Group, LLC (the “Broker”) to act on Seller’s behalf in the transactions contemplated hereby, and Seller shall pay at Closing all fees and amounts payable to the Broker in connection with the transactions contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Florida. Seller has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Contract. This Contract has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D attached hereto and except for consents and approvals that, individually or in the aggregate, (x) are not required to transfer any part of the Property to Buyer or its assigns, (y) are not necessary for the ownership, occupancy and/or operation by Buyer, its Affiliates, permitted assigns and/or Manager of the Property as a Courtyard by Marriott, and (z) if not obtained, would not have a material adverse effect on the Hotel’s business and/or operations and/or the financial performance of the Property as reflected in the Financial Statements. Neither the execution, delivery nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and income tax regulations promulgated thereunder).

(c) Bankruptcy. None of Seller, or, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. The assets constituting the Property to be conveyed to Buyer hereunder shall constitute all of the property and assets to be used in connection with the operation and business of the Hotel. There are no, and as of the Closing there shall be no, leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Property, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases to which Seller becomes a party with the approval of Buyer or which Buyer (or Manager pursuant to the Management Agreement) may enter into before the Closing. As of the Closing, any Service Contracts, Leases, Warranties and FF&E Leases to which Seller has become a party with the approval of Buyer shall be in full force and effect, and no default shall have occurred and be continuing thereunder and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has, and as of the Closing no party shall have, any right or option to acquire the Property or any portion thereof, other than Buyer.

(e) Pending Claims. There are no, and as of the Closing there shall be no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, or any Affiliate of Seller (collectively, “Seller Parties”) or related to the Property or any part thereof or the business conducted or to be conducted thereon, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment, or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no, and as of the Closing there shall be no: (i) pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any part thereof, (ii) pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, (iii) pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Property, or (iv) other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Property or might become a lien on the Property or any part thereof (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, as of the date hereof and through the Closing Date: (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool to be constructed on the Land, all of which shall be stored on the Property in strict accordance with applicable Environmental Requirements and shall not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and, to Seller’s knowledge, never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract, “Hazardous Materials” means: (i) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (ii) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”), (iii) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (iv) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (v) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and (vi) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract, “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for Seller Liens to be released at Closing, Seller has good and marketable leasehold title to the Land and Appurtenances, and has or will have at Closing fee simple absolute title to the Improvements, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, at the Closing Seller shall have good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there shall be no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities; Easements. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are available at the boundaries of the Land and Seller is entitled to connect the Hotel thereto, and upon connection to the Hotel and payment of all connection or “tap-on,” usage and similar fees to be paid by Seller, such utilities shall be sufficient and available to service the Hotel and, to Seller’s knowledge, necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

(i) Licenses, Permits and Approvals. The Property complies with, and upon construction of the Hotel the Property shall comply with, all applicable licenses, permits and approvals and all applicable federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is contemplated to be operated. Seller has received, or by the Closing shall have received, all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license, permit and approval shall be in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel shall require any approval of a governmental authority for transfer of the Property, except as set forth in Exhibit D.

(j) Architect and Contractor; Franchise Approvals. To the extent required under the Existing Franchise Agreement, the Franchisor has approved the Architect to design the Hotel and the Contractor to serve as the general contractor for the construction of the Hotel. With respect to all other approvals required under the Existing Franchise Agreement as of the date hereof for the design and construction of the Hotel, Seller has obtained preliminary approval or approvals, as applicable, from the Franchisor, and Seller will notify Buyer promptly following Seller’s receipt of each final approval or approvals, as applicable, and shall promptly provide Buyer with a copy of each such approval.

(k) Employees. There are no employees employed by Seller at the Hotel. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the prospective employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Hotel is bound with respect to any prospective employees employed at the Hotel.

(l) Operations. To the extent the Hotel is operated by Seller or any of its Affiliates, agents, representatives or managers, the Hotel at all times will be operated by Seller in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Management Agreement and Franchise Agreement. There are no management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, other than the Existing Franchise Agreement. The Existing Franchise Agreement is in full force and effect, and shall remain in full force and effect until the termination of the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default by Seller, or to Seller’s knowledge any other party has occurred and is continuing under the Existing Franchise Agreement, and, to Seller’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Anti-Terrorism Compliance. Seller is not a person or entity described in Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. 49,079 (September 24, 2001) (the “Executive Order”).

(o) Liquor Licenses. Seller represents, warrants and covenants that (x) neither Seller nor any affiliate of Seller nor any manager or other third party holds or has applied for any liquor or alcoholic beverage license for the Hotel and (y) no liquor or alcoholic beverages are sold or served, and none will be sold or served, at the Hotel prior to the Closing for the Hotel. Prior to Closing, Seller agrees to cooperate with and assist Buyer, the Manager and/or its or their Affiliates approved by Buyer, in obtaining liquor licenses and alcoholic beverage licenses necessary or desirable in connection with the sale or service of liquor and alcoholic beverages and/or the operation of any restaurants, bars and lounges located within the Hotel (the “Liquor Licenses”) in the event Buyer, the Manager and/or its or their Affiliates elect to apply for any such Liquor Licenses, including, without limitation, executing and filing by Buyer with the applicable liquor and alcoholic beverage authorities prior to Closing all forms, applications and other documents as may be necessary or appropriate, such that the Hotel will have the right to use such Liquor Licenses upon completion of Closing; provided, however, that the foregoing shall not be a condition precedent to Closing.

(p) Tax Matters.

(i) When applicable, Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) When applicable, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii) Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which Seller has knowledge based upon personal contact with any agent of such authority. Exhibit J hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after the date Seller filed its articles of organization, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller will deliver to Buyer, during the first twenty (20) days of the Review Period, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller and any of its subsidiaries since the date Seller filed its articles of organization.

(iv) Neither Seller nor any person acting on Seller’s behalf has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants to Seller as follows:

(a) Authority; No Conflicts. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer. This Contract has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity. Neither the execution, delivery or performance of, or compliance with, this Contract by Buyer has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under the limited partnership agreement or other organizational documents of Buyer or under any mortgage indenture, lien, agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c) Anti-Terrorism Compliance. Buyer is not a person or entity described in Section 1 of the Executive Order.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of two (2) years and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect and (b) Buyer shall use commercially reasonable efforts to keep Seller informed of all subsequent developments of which Buyer has knowledge which would cause any of Buyer’s representations or warranties contained in this Contract to no longer be accurate in any material respect.

8.2 Construction of Hotel. Subject to the terms and conditions of this Contract, Seller shall (i) construct the Hotel on the Land (a) in a good, workmanlike and diligent manner and in accordance with the Plans and Specifications and, unless approved in writing in advance by Buyer and the Franchisor, without encroachments, (b) in accordance with development standards for comparable projects so long as such standards are not inconsistent with the Plans and Specifications, (c) in compliance in all material respects with the Plans and Specifications and with all Legal Requirements, (d) in accordance with all requirements of the Existing Franchise Agreement and (e) with all necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel dedicated to the public or conveyed to the appropriate utility or to the Seller (in which event such easements shall be conveyed by Seller to Buyer at Closing) and (ii) cause the Hotel to be fully equipped with the FF&E and otherwise fully furnished and stocked with Supplies and other Personal Property as required by the Existing Franchise Agreement, including, without limitation, linens, bath towels and other supplies at least at a 2-par level for all suites or rooms of the Hotel and including as applicable under the Brand standards selected by Seller and approved by the Franchisor all 5SU items (including, without limitation, Room in a Box), PMS Systems, all guestroom linen, kitchen and operating supplies and housekeeping, laundry and engineering supplies in each case in good condition and operating order, normal wear and tear excepted, and such that the Hotel can be opened for business to the public and operated to full capacity under the Brand. All expenses of constructing, equipping and furnishing the Hotel in accordance with this Contract shall be the sole responsibility of Seller, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing the Hotel.

8.3 Plans and Specifications. Seller represents and warrants to Buyer that (i) the plans and specifications described on Exhibit B are and shall be a true and complete copy of the plans and specifications for the construction of the Hotel, (ii) such plans and specifications have not been amended or supplemented in any material respect and (iii) such plans and specifications have been approved by the Franchisor. Seller shall obtain the approval of the Franchisor and Buyer with respect to all material changes to such plans and specifications after the date hereof. Such plans and specifications and all revisions thereto, as approved by the Franchisor and Buyer, shall constitute the “Plans and Specifications” for purposes of this Contract.

8.4 Substantial Completion. Seller shall use commercially reasonable efforts to obtain, or cause the Contractor to obtain, a building permit and all other permits, licenses and approvals of governmental authorities required for the construction, equipping and furnishing of the Hotel in accordance with the Plans and Specifications and this Contract. Seller shall diligently pursue construction of the Hotel in accordance with this Contract and, subject to Force Majeure, shall cause the Contractor to Substantially Complete the Hotel no later than 425 days after the commencement of the Review Period (the “Substantial Completion Date”). Seller shall notify Buyer within three (3) Business Days after the occurrence of any Force Majeure and shall keep Buyer informed as to the nature and extent of the Force Majeure and the estimated length of any anticipated delay in Substantial Completion. If Seller fails to Substantially Complete the Hotel by the Substantial Completion Date as a result of Force Majeure, this Contract shall not terminate but the Substantial Completion Date shall be extended to a date reasonably agreed upon in writing by Buyer and Seller taking into account such Force Majeure. If Seller fails to Substantially Complete the Hotel by the Substantial Completion Date as a result of any act, omission or event other than Force Majeure or default by Seller, but the Hotel is Substantially Completed within one hundred twenty (120) days after the Substantial Completion Date, Buyer shall receive a Purchase Price credit equal to One Thousand Five Hundred Dollars ($1,500) per day for each day (up to one hundred twenty (120) days) that expire after the Substantial Completion Date, and the Substantial Completion Date shall be extended to the date the Hotel is Substantially Completed. If Seller fails to Substantially Complete the Hotel by the end of such one hundred twenty (120) day period other than as a result of any act, omission or event other than Force Majeure or default by Seller, Buyer, in its sole and absolute discretion, shall have the right (a) to terminate this Contract by written notice to Seller given within three (3) Business Days after the expiration of such one hundred twenty (120) day period, in which event the Earnest Money Deposit shall be returned to Buyer as its sole remedy in connection with such termination, and thereafter both Buyer and Seller shall thereupon be released from all obligations with respect to this Contract or (b) to treat this Contract as being in full force and effect, in which event Buyer shall receive a Purchase Price credit at Closing in the amount of One Hundred Eighty Thousand Dollars ($180,000), and the Substantial Completion Date shall be extended to a date reasonably agreed upon in writing by Buyer and Seller.

8.5 Inspections. Buyer shall have the right to inspect the Property to monitor and observe the development and construction of the Hotel. All such inspections shall be conducted in a manner that will minimize interference with the development and construction of the Hotel. Buyer shall indemnify, defend and hold Seller harmless from and against any and all expenses, costs and liabilities (including but not limited to reasonable attorneys’ fees) for damage or injury to persons or property arising out of its entry onto the Land for any such inspections.

8.6 Punch List. Upon notification from the Architect and the Contractor that the Hotel is Substantially Completed and ready for inspection, the Architect and the Manager shall prepare a “punch list” including, without limitation all items the Franchisor indicates have not been completed or installed and/or remain unsatisfied. Seller acknowledges that final acceptance of the work on the Hotel (including satisfactory correction and completion of all Punch List Items) shall be made only with the approval of the Architect and the Franchisor, with the concurrence of Buyer or its designated representative (exercising its professional judgment and acting in good faith), and all applicable governmental authorities (such approval of governmental authorities to be evidenced by issuance of a final, unconditional certificate of occupancy and all other applicable approvals, operational licenses and/or certificates of compliance or such other evidence as may be reasonably acceptable to Buyer), and shall be certified by the Manager and the Architect, such approval and acceptance being referred to hereinafter as “Final Acceptance.” The costs of completing the Punch List Items that are not completed, installed and satisfied as of the date of Closing, as reasonably estimated by the Seller with the approval of Buyer, plus fifty percent (50%) of such costs, shall be retained by the Title Company from the Purchase Price at Closing and held in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit I. Such escrowed funds shall be disbursed to Seller within five (5) Business Days after Final Acceptance. Seller shall correct or complete all Punch List Items, or cause the same to be corrected or completed, at Seller’s expense, with all diligence and in any event within sixty (60) days after Substantial Completion of the Hotel.

8.7 Pre-Opening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date so that the Hotel can function in an orderly and businesslike manner at and following the Effective Time (“Pre-Opening Program”). Seller shall cooperate in good faith with the Pre-Opening Program and shall provide the Franchisor, Manager and Buyer reasonable access to the Property in advance of the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening Program shall not be permitted to unreasonably interfere with or delay the activities of Seller in completing the Hotel. Seller shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of the Property up to but not including the Effective Time, regardless of when such costs are payable (the “Pre-Opening Costs”) in accordance with the Pre-Opening Budget attached hereto as Exhibit K (the “Pre-Opening Budget”). Seller shall also fund all reserve accounts and other accounts required under the Existing Franchise Agreement, as applicable, to be funded before the Effective Time. Notwithstanding the foregoing, at the Closing, Seller shall receive a credit in an amount equal to all such accounts funded by Seller before the Closing Date, provided that (i) such accounts were required by the Franchisor or otherwise approved by Buyer (which approval shall not be unreasonably withheld), and (ii) Seller shall not receive a credit for any account to the extent the same is intended to cover Pre-Opening Costs.

8.8 Construction Warranty. At the Closing, Seller shall assign to Buyer all construction warranties with respect to the Hotel, which assignment shall be in form and substance reasonably satisfactory to Buyer, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is Substantially Completed, in the form of the warranty attached hereto as Exhibit H (the “Construction Warranty”).

8.9 Other Obligations of Seller Before Closing. From and after the date hereof through the Closing, Seller shall perform and comply with all of the following:

(a) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or, to Seller’s knowledge, threatened after the date of this Contract or if any representation or warranty made by Seller in this Contract shall become false or misleading in any material respect;

(b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Property;

(d) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the construction, operation, use, occupancy or maintenance of the Property to expire, be canceled or otherwise terminated.

(f) Without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, not enter into any FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date. Seller shall furnish to Buyer copies of all such contracts and agreements, including all amendments, extensions and/or modifications thereof, at least ten (10) Business Days prior to the Closing. Buyer shall not assume, nor be deemed to assume, any of the foregoing not disclosed to Buyer within such time period.

8.10 Third Party Consents. Prior to the Closing Date, Seller shall, at Seller’s expense, (i) obtain any and all third party consents and approvals, that, individually or in the aggregate, (x) are required in order to transfer the Property to Buyer or its assigns, (y) are necessary for the ownership, occupancy and/or operation by Buyer, its Affiliates, assigns and/or Manager of the Property as a Courtyard by Marriott (other than the New Franchise Agreement and Liquor Licenses which shall be Buyer’s obligation rather than Seller’s) and (z) if not obtained, would have a material, adverse effect on the Hotel’s business and/or operations and/or the financial performance of the Property as reflected in the income and expense statements and budgets for the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as the “Third Party Consents”).

8.11 [Intentionally Deleted.]

8.12 Estoppel Certificates; SNDA. Seller shall obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under each FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller, and deliver to Buyer not less than ten (10) days before the Closing. Seller shall obtain from the ground lessor of the Ground Lease and any fee mortgagor an estoppel certificate, substantially in the form provided by Buyer to Seller, and a subordination and nondisturbance agreement, in a form reasonably satisfactory to Buyer.

8.13 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Contract.

8.14 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.15 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several (collectively, “Damages”), arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller other than the Assumed Obligations;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller and its successors from and against all Damages arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by or on behalf of Buyer of its business at the Hotel or the ownership, use or operation of the Property after the Closing; and

(iii) the Assumed Obligations.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.15, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such

Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time and shall notify the Indemnifying Party at least ten (10) days prior to any proposed settlement of the terms thereof. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party, (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief, or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees, Affiliates or business, or relief which the Indemnified Party reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.16 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder (other than payments for completion of Punch List Items, which shall be paid from the punch list escrow established pursuant to Section 8.6), at Closing, an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited until the later of (i) one hundred eighty (180) days after the Closing Date, and (ii) the date on which the Tax Clearance Certificate (other than a tax clearance certificate for ad valorem real estate taxes on the Land if the Land has not been separately assessed as a separate tax parcel as provided in Section 8.17) is delivered to Seller and received by Buyer pursuant to Section 11.1 (the “Release Date”), in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. The Escrow Funds held on the Release Date shall be released to Seller, provided that the Title Company shall retain from any Escrow Funds otherwise eligible for release to Seller, and shall hold and disburse pursuant to the Post-Closing Agreement, Escrow Funds in an amount equal to one hundred ten percent (110%) of the aggregate amount of the unresolved claims asserted by Buyer as of the Release Date.

8.17 Separate Tax Parcel. Seller shall use best efforts to cause the Land to be assessed as a separate tax parcel on or before the Closing Date. In the event that the Land has not been separately assessed by the Closing Date, Seller covenants and agrees to use best efforts to cause such separate assessment to be effected as soon as practicable after Closing. In any event, Buyer and Seller shall prorate ad valorem taxes based on the best information available as of the Closing Date, and Buyer and Seller shall reasonably cooperate after Closing to make a final determination of the tax proration as soon as practicable after Closing such that Seller pays all ad valorem taxes assessed with respect to the Hotel in respect of any period prior to Closing and Buyer pays all ad valorem taxes assessed with respect to the Hotel in respect of any period after Closing. Upon final reconciliation of such prorations, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

8.18 New Management. From and after the date hereof, Manager shall be permitted reasonable access during normal business hours to the Hotel and to all books, records and other information in the possession or control of Seller and its Affiliates and/or its or their agents concerning the Hotel; provided, however, that Buyer, the Manager, and its or their employees and/or agents (a) shall not unreasonably interfere with the normal management, construction and operation of the Hotel, (b) shall hold all information acquired from such books and records confidential in accordance with the terms of this Contract, and (c) shall not be deemed to have assumed management responsibilities by virtue of this Section 8.18.

8.19 Possession; Assignment and Assumption. Possession of the Property shall be given by Seller to Buyer at Closing, and Seller shall deliver to Buyer at Closing, in addition to all other deliveries of Seller provided for in Section 10.2 or otherwise pursuant to this Contract, all Hotel Contracts assigned to and assumed by Buyer pursuant to the terms of this Contract, together with evidence reasonably satisfactory to Buyer that all Hotel Contracts not assigned to and assumed by Buyer have been terminated as of Closing. Buyer shall not assume, and Seller shall sell the Property to Buyer free and clear of, all obligations and liabilities of Seller

(including, without limitation, any existing franchise agreement and/or management agreements affecting the Property), except the Hotel Contracts that Buyer has expressly agreed to assume at Closing (collectively, the “Assumed Contracts”) arising in respect of any period from and after the Closing Date (other than any liability or obligation arising from or in any way related to any breach or default by Seller or its Affiliates) (collectively, the “Assumed Obligations”). At Closing, Seller shall assign to Buyer all rights and privileges in, under and to the Assumed Contracts. Seller agrees that it is, and after Closing shall remain, liable for (i) all obligations and liabilities under (x) the Assumed Contracts arising in respect of any period prior to the Closing Date and/or (y) all Hotel Contracts not assumed by Buyer at Closing, including, in each case, all obligations and liabilities arising from or in any way related to any breach or default by Seller thereunder, (ii) all tax obligations and tax liabilities relating to Seller, or its Affiliates or the Property payable or arising in respect of any period prior to Closing and (iii) all obligations and liabilities arising with respect to the matters described on Exhibit F hereto. The provisions of the preceding sentence shall survive Closing.

8.20 Buyer’s Covenants. From and after the date hereof until the Closing, Buyer shall not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Buyer contained in this Contract.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to terminate this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract. Notwithstanding the foregoing, in the event of the failure of any condition set forth in this Section 9.1 as a result of a default by Seller beyond the cure period pursuant to Section 14.2, Buyer shall be entitled to exercise its remedies provided for in Section 14.2. Pursuant to the foregoing, Buyer’s obligations to proceed to Closing are subject to the following conditions:

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, Buyer, or its Affiliate, or at Buyer’s option, the Manager or its Affiliate, at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents referred to in clause (i) of Section 8.10 in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(g) The Hotel shall be Substantially Completed.

(h) The Existing Franchise Agreement shall have been terminated.

(i) Buyer and the Manager shall have executed and delivered the Management Agreement and Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

(j) Buyer shall have obtained an as-built plat of survey of the Property as completed, dated within thirty (30) days of the Closing Date and prepared in compliance with the then current ALTA/ACSM standards for urban properties, and such plat of survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially and adversely affect the use, operation or value of the Property.

(k) Buyer shall have obtained an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, issued by the Title Company pursuant to the Title Commitment, insuring Buyer’s leasehold interest in the Land and the Appurtenances and Buyer’s fee simple ownership in the Improvements (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein. Notwithstanding the foregoing, in the event of a failure of any condition set forth in this Section 9.2 as a result of a default by Buyer beyond cure period pursuant to Section 14.1, Seller shall be entitled to exercise its remedies provided for in Section 14.1. Pursuant to the foregoing, Seller’s obligations to proceed to Closing are subject to the following conditions:

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) The Existing Franchise Agreement shall have been terminated.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on the Substantial Completion Date, or as soon as practical thereafter, but in no event later than forty-five (45) days after Substantial Completion of the Hotel, provided that all conditions to Closing by Buyer hereunder have been satisfied. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Regardless of the Closing Date, the Closing shall be effective as of 12:01 a.m. on the date on which the Hotel opens for business to the general public (the “Effective Time”).

10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Assignment of Ground Lease and Deed of Improvements. An assignment of the Ground Lease conveying to Buyer all of Seller’s right, title and interest in and to the Land and Appurtenances (the “Assignment of Ground Lease”), and a general warranty deed conveying to Buyer fee simple title to the Improvements (the “Deed”), in all cases, subject only to Permitted Exceptions.

(b) Bills of Sale. Bills of sale to Buyer and/or its designated lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager or its Affiliate or other holder of the Liquor Licenses required for operation of the Hotel).

(c) Existing Franchise Agreement. The termination of the Existing Franchise Agreement.

(d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all Assumed Contracts, provided that Buyer shall only assume the Assumed Obligations. The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel, including Seller’s construction contract with the Contractor.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company from Seller.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from the ground lessor under the Ground Lease, tenants under Leases and the lessors under material FF&E Leases in form and substance reasonably acceptable to Buyer, and a nondisturbance agreement from the ground lessor and any fee mortgagor for the benefit of Buyer.

(h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles leased or owned by Seller and used in connection with the Hotel’s operations.

(i) Authority Documents. Certified copy of resolutions of the Seller’s board of directors, constituent members and/or partners authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from its state of organization and the State in which the Property is located.

(j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the accuracy in all material respects of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4 (provided that the Escrow Agent shall deliver the Earnest Money Deposit to Seller at Closing if such amount is deducted from the portion of the Purchase Price funded at Closing by Buyer).

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Assumption. An assumption by Buyer of the Assumed Obligations.

(d) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(e) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the accuracy in all material respects of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the Assignment of the Ground Lease and Deed or transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Article XII, and all accrued taxes of Seller, all taxes relating to the Property or the business conducted thereon payable in respect to any period prior to Closing and all income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. In connection with the foregoing, Seller shall take any and all steps reasonably necessary to prevent Buyer from incurring successor or transferee liability for any of the foregoing taxes, including, without limitation, correctly filing all state tax reports and making all payments with respect to all such taxes and providing to Buyer such documentation as Buyer may reasonably request to evidence such filing and payment. Promptly after expiration of the Review Period, and no later than ten (10) days prior to Closing, Seller shall apply for a tax clearance certificate from the department of revenue or applicable governmental authority or authorities in the state in which the Property is located (the “Taxing Authorities”) reflecting that all state tax reports have been filed and all payments have been made (the “Tax Clearance Certificate”), and Seller shall diligently pursue receipt of, and use best efforts to obtain, the Tax Clearance Certificate at the earliest possible date, all at Seller’s cost and expense. Upon Seller’s receipt of the Tax Clearance Certificate from the Taxing Authorities, Seller shall promptly provide a copy of the Tax Clearance Certificate to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Franchise Agreement as provided in Article V, as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property. The provisions of this Section 11.1 shall survive Closing.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for: (i) the costs and expenses in connection with the preparation of (x) any environmental report, (y) any update to the survey and (z) the Title Commitment and the issuance of the Title Policy contemplated by Article IV and (ii) the per page recording charges for the Deed and the Assignment of Ground Lease (if applicable). Buyer shall be responsible for all license, application and similar fees payable in connection with the New Franchise Agreement.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that Seller and the Manager coordinate to determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All ad valorem real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) [Intentionally Omitted.]

(d) Advance Deposits. All income generated by the Hotel, including receipts from guest room or suite rentals, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or services, whether attributable to the period before the Cutoff Time or to the period after the Cutoff Time, shall be credited to Buyer.

(e) Other Costs. All other costs attributable to the period before the Cutoff Time, including the cost of property and liability insurance and all Pre-Opening Costs incurred by Seller, shall be allocated to Seller, and all costs attributable to the period after the Cutoff Time shall be allocated to Buyer.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Condemnation. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, any condemnation proceeding shall be pending against a substantial portion of the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated. If Buyer shall not timely elect to terminate this Contract as provided above, or if the condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all condemnation awards which Seller has received as a result of the same, and to assign to Buyer all condemnation awards payable as a result of the same.

13.3 Casualty. If, after the Hotel is Substantially Completed but prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, there is any substantial casualty, loss or damage to the Hotel, Buyer shall have the option, at its election, to (a) delay the Closing for a period of time mutually agreed upon in writing by Buyer and Seller, during which period of time, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty such that the Hotel is constructed and completed in accordance with the terms of this Contract (including, without limitation, Section 8.2) or (b) proceed to Closing, in which event Buyer shall receive a Purchase Price credit in an amount mutually agreed upon in writing by Buyer and Seller for the loss and damage related to such casualty, and Seller shall pay to Buyer an amount equal to all insurance proceeds which Seller has received as a result of the same, plus an amount equal to any insurance deductible and shall assign to Buyer all insurance proceeds payables as a result of the same, and Closing shall occur without Seller replacing or repairing such damage. In the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Five Hundred Thousand Dollars ($500,000) in value. If the loss or damage occurs prior to Substantial Completion of the Hotel and/or is not substantial, Seller shall repair and restore all damage to the Property and shall Substantially Complete the Hotel in accordance with the terms of this Contract such that the Hotel is constructed and completed in accordance with the terms of this Contract (including, without limitation, Section 8.2).

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If (i) Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from Seller, (ii) all conditions to Buyer’s obligation to purchase the Property pursuant to this Contract have been satisfied or waived and (iii) as a direct result of such default, the Closing does not occur, then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event (a) the Earnest Money Deposit shall be paid to and retained by Seller and (b) Buyer shall, within ten (10) days of demand by Seller therefor, pay to Seller the additional sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (such additional sum collectively with the Earnest Money Deposit, the “Liquidated Damages”). Termination of this

Contract and payment of the Liquidated Damages shall be Seller’s sole and exclusive remedy hereunder, as liquidated damages, for Buyer’s default or failure to close, the parties hereby acknowledging and agreeing that it is difficult or impossible to estimate accurately the damages that might be suffered by Seller upon Buyer’s default and that the Liquidated Damages are a reasonable pre-estimate of the probable amount of Seller’s damages. Seller agrees to accept the Liquidated Damages as its total damages and relief and as its sole remedy, at law or in equity, for Buyer’s default hereunder, and both Buyer and Seller shall thereupon be released from all obligations hereunder, except as otherwise set forth herein.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages (provided that Buyer’s damages shall not include punitive or consequential damages or damages for loss of profits) or specific performance.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: (804) 344-8129

with a copy to:	McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Attention: Nancy R. Little, Esq.
Fax No.: (804) 698-2101.

If to Seller:	Hospitality Ventures DMCY, LLC
c/o Florida Capital Land Corporation
300 International Parkway, Suite 300
Heathrow, Florida 32746
Attention: Katherine A. Christy
Fax No.: (407) 333-3329

with a copy to:	Phoenix Hospitality Group
7550 NW 75th Drive
Parkland, Florida 33067
Attention: Neal Margo
Fax No. (954) 252-4100

and a copy to:	Eckert Seamans Cherin & Mellott, LLC
USX Tower
600 Grant Street, 44th Floor
Pittsburgh, Pennsylvania 15219
Attention: Timothy Q. Hudak, Esq.
Fax No.: (412) 566-6099

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns. Buyer may not assign this Contract without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may assign its rights hereunder, without obtaining Seller’s consent, to an Affiliate of Buyer provided that Buyer shall not be released from any liability under this Contract as a result of such assignment.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 [Intentionally Omitted.]

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

16.14 1031 Exchange. Seller reserves the right to exchange the Property for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”). Seller may assign its rights, but not its obligations, under this Contract to a “Qualified Intermediary” as provided in the Code on or before the Closing Date; provided, however, that the exchange contemplated by this Section 16.14 shall in no event delay the Closing beyond the Closing Date. Buyer agrees to cooperate with Seller to effectuate such exchange, but Buyer shall assume no liability nor incur any expense in connection therewith. Seller shall pay all costs and expenses and advance all funds required in connection with such exchange and shall indemnify, defend and hold Buyer harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable legal fees) in connection with such exchange. Buyer shall in no event be required to take title to any property. Seller acknowledges that Buyer assumes no responsibility for ensuring that the exchange transaction contemplated by this Section 16.14 complies or will comply under Section 1031 of the Code or that Seller will receive the income tax treatment desired by Seller as the result of any exchange transaction.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

HOSPITALITY VENTURES DMCY LLC, a
Florida limited liability company

By:	/s/ K. A. Christy
Name:	Katherine A. Christy
Title:	Manager

BUYER:

APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ David Buckley
Name:	David Buckley
Title:	Vice President

EXHIBIT A

LEGAL DESCRIPTION

LEGAL DESCRIPTION - LEASE PARCEL

A PARCEL OF LAND LYING IN THE WEST THREE–FIFTHS (3/5) OF SECTION 31, TOWNSHIP 53 SOUTH, RANGE 40 EAST, MIAMI–DADE COUNTY, FLORIDA. SAID PARCEL ALSO BEING A PORTION OF TRACT ‘A’, “DOLPHIN MALL”, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 156, AT PAGE 82 OF THE PUBLIC RECORDS OF MIAMI–DADE COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE SOUTHERN MOST CORNER OF TRACT ‘C’, OF SAID “DOLPHIN MALL”; THENCE S 01°43’40” E ALONG THE EAST LINE OF NORTHWEST 112TH AVENUE, A DISTANCE OF 709.24 FEET; THENCE S 88°16’20” W A DISTANCE OF 623.13 FEET TO A POINT ON THE ARC OF A NON–TANGENT CURVE CONCAVE TO THE NORTHWEST, A RADIAL LINE OF SAID CURVE THROUGH SAID POINT HAVING A BEARING OF S 37°16’56” E; THENCE SOUTHWESTERLY ALONG THE ARC OF SAID CURVE, TO THE RIGHT, HAVING A CENTRAL ANGLE OF 05°33’00” AND A RADIUS OF 467.00 FEET FOR AN ARC DISTANCE OF 45.17 FEET TO A POINT OF TANGENCY; THENCE S 58°15’36” W A DISTANCE OF 121.43 FEET TO THE POINT OF BEGINNIG; THENCE S 38°45’42” E A DISTANCE OF 11.01 FEET; THENCE S 58°35’52” W A DISTANCE OF 25.65 FEET; THENCE N 33°18’19’ W A DISTANCE OF 8.48 FEET; THENCE S 65°34’36” W A DISTANCE OF 41.55 FEET; THENCE S 75°26’14” W A DISTANCE OF 44.58 FEET; THENCE S 83°05’37” W A DISTANCE OF 52.54 FEET; THENCE N 02°17’24” W A DISTANCE OF 15.21 FEET; THENCE N 70°29’28” W A DISTANCE OF 4.88 FEET; THENCE S 49°17’51” W A DISTANCE OF 15.16 FEET; THENCE N 38°50’40” W A DISTANCE OF 71.17 FEET; THENCE N 50°53’37” E A DISTANCE OF 18.00 FEET; THENCE N 39°09’49” W A DISTANCE OF 27.90 FEET; THENCE N 06°03’15” E A DISTANCE OF 16.34 FEET; THENCE N 50°53’43” E A DISTANCE OF 26.53 FEET; THENCE N 39°06’17” W A DISTANCE OF 13.09 FEET; THENCE N 05°51’42” E A DISTANCE OF 29.23 FEET; THENCE N 39°01’25” W A DISTANCE OF 12.62 FEET; THENCE N 04°59’40” E A DISTANCE OF 19.70 FEET; THENCE N 50°53’43” E A DISTANCE OF 27.57 FEET; THENCE S 39°06’22” E A DISTANCE 8.35 FEET; THENCE N 50°55’29” E A DISTANCE OF 58.99 FEET; THENCE S 39°06’23” E A DISTANCE OF 72.99 FEET; THENCE N 50°53’37” E A DISTANCE OF 14.71 FEET; THENCE N 83°33’31” E A DISTANCE OF 2.09 FEET; THENCE S 77°46’10” E A DISTANCE OF 2.37 FEET; THENCE S 58°33’28” E A DISTANCE OF 3.34 FEET; THENCE S 39°28’40” E A DISTANCE OF 19.40 FEET; THENCE N 50°53’43” E A DISTANCE OF 15.91 FEET; THENCE S 39°06’17” E A DISTANCE OF 36.61 FEET; THENCE S 50°53’39” W A DISTANCE OF 16.04 FEET; THENCE S 39°06’17” E A DISTANCE OF 27.54 FEET; THENCE S 00°49’49” E A DISTANCE OF 2.24 FEET; THENCE S 29°52’06” W A DISTANCE OF 1.29 FEET; THENCE S 50°37’16” W A DISTANCE OF 16.10 FEET; THENCE S 39°06’50” E A DISTANCE OF 62.78 FEET; THENCE S 50°53’43” W A DISTANCE OF 18.91 FEET; THENCE S 38°45’42” E A DISTANCE OF 5.88 FEET TO THE POINT OF EGINNING;

SAID LANDS CONTAINING 36,591 SQUARE FEET MORE OR LESS.

EXHIBIT B

DESCRIPTION OF PLANS AND SPECIFICATIONS

EXHIBIT C

(Intentionally Omitted)

EXHIBIT D

CONSENTS AND APPROVALS

A.	Consents Under Hotel Contracts

To be provided by Seller to Buyer prior to commencement of the Review Period, and subject to review and approval by Buyer during the Review Period.

B.	Consents Under Other Contracts

To be provided by Seller to Buyer prior to commencement of the Review Period, and subject to review and approval by Buyer during the Review Period.

C.	Governmental Approvals and Consents

To be provided by Seller to Buyer prior to commencement of the Review Period, and subject to review and approval by Buyer during the Review Period.

EXHIBIT E

ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment Report prepared by Qore, Inc., dated February 19, 2004, as updated on June 17, 2005.

EXHIBIT F

CLAIMS OR LITIGATION PENDING

None.

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of the 6th day of March, 2006 by and among HOSPITALITY VENTURES DMCY, LLC, a Florida limited liability company (“Seller”), and APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation, or its assigns (“Buyer”), and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated March 6, 2006 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Initial Deposit (as defined in the Contract). Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1 of the Contract.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent and Seller stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof pursuant to the Contract and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent and Buyer stating that Buyer has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Seller is otherwise entitled to the Deposit pursuant to the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleader, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: (804) 344-8129

with a copy to:	McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Attention: Nancy R. Little, Esq.
Fax No.: (804) 698-2101

If to Seller:	Hospitality Ventures DMCY, LLC
c/o Florida Capital Land Corporation
300 International Parkway, Suite 300
Heathrow, Florida 32746
Attention: Katherine A. Christy
Fax No.: (407) 333-3329

with a copy to:	Phoenix Hospitality Group
7550 NW 75th Drive
Parkland, Florida 33067
Attention: Neal Margo
Fax No. (954) 252-4100

If to Escrow Agent:	LandAmerica Dallas National Division
8201 Preston Road, Suite 280
Dallas, Texas 75225
Attn: Debby Moore
Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

10. This Agreement shall be governed by the laws of the State of Florida without regard to its conflict of law principles.

[Signatures on Next Page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:

HOSPITALITY VENTURES DMCY, LLC, a
Florida limited liability company

By:
Name:
Title:

BUYER:

APPLE SIX HOSPITALITY OWNERSHIP, INC.,a Virginia corporation

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

EXHIBIT H

CONSTRUCTION WARRANTY

The Contractor hereby warrants to Seller and Buyer that all materials and equipment furnished with respect to the Property are new and the work performed by the Contractor with respect to the Property is of good and workmanlike quality, free from faults and defects, and in conformance with all contract documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The foregoing warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by Seller or Buyer, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

The Contractor hereby guarantees to Seller and Buyer all work performed and materials and equipment furnished with respect to the Property against defects in materials and workmanship for a period of one year from the date of substantial completion of the entire Property, or for a longer period if so specified in the contract documents.

The Contractor shall, within a reasonable time after receipt of written notice thereof, and without reimbursement under the construction contract, make good any defects in materials, equipment and workmanship which may develop within periods for which said material, equipment and workmanship are guaranteed and make good any damage to other work caused by the repairing of such defects.

EXHIBIT I

PUNCH LIST ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of the      day of                     , 20     by and among HOSPITALITY VENTURES DMCY, LLC, a Florida limited liability company (“Seller”), and APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation, or its assigns (“Buyer”; collectively with Seller, the “Parties”), and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

A. Pursuant to the Purchase Contract dated as of March 6, 2006 (the “Purchase Contract”) between Seller and Buyer, Seller agreed to sell and Buyer agreed to purchase certain hotel property located in Miami, Florida, more particularly described therein (the “Property”). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings as set forth in the Purchase Contract.

B. The Parties have agreed to place a portion of the Purchase Price allocated to the Property in escrow with Escrow Agent upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties and Escrow Agent agree as follows:

1. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement.

2. The Deposit. Upon the closing of the transactions contemplated by the Purchase Contract, the sum of $              (the “Deposit”) shall be withheld from the Purchase Price otherwise payable to Seller at Closing for the Property and shall be delivered to Escrow Agent. Subject to the rights and obligations of the Parties to direct the investment, transfer, delivery or otherwise disposition of the Deposit pursuant to this Agreement, Escrow Agent shall keep the Deposit and all interest thereon and other sums earned from investments thereof (collectively, the “Escrowed Funds”) in Escrow Agent’s possession, in escrow, pursuant to this Agreement. Escrow Agent shall invest the Deposit as mutually agreed by the Parties. Any interest or other sums earned on investments of the Deposit shall belong solely to Seller.

3. Disbursement of Escrowed Funds. The Escrowed Funds shall be disbursed to pay for any sums owed by Seller to third parties on account of the punch list items set forth on Exhibit A attached hereto and made a part hereof (the “Punch List Items”). Seller agrees to complete, install and/or satisfy (as applicable) all Punch List Items diligently and as and when required under Section 8.6 of the Purchase Contract and in any event within not more than sixty (60) days after the date hereof. On the date that is sixty (60) days after the date hereof (unless otherwise mutually agreed to by Buyer and Seller in writing), if Buyer has received satisfactory evidence, at least five (5) Business Days in advance, of Final Acceptance of the Punch List Items as provided in Section 8.6 of the Purchase Contract, a portion of the Escrowed Funds equal to the aggregate cost of such Punch List Items as specified in Exhibit A as to which there has been Final Acceptance shall be disbursed to Seller, and, if no further Punch List Items remain outstanding, the remainder of the Escrowed Funds also shall be disbursed to Seller. If any Punch List Items remain outstanding at the expiration of such 60-day period, the remaining Escrowed Funds shall be disbursed to Buyer or as it may direct, and Seller shall have no further obligation to complete such outstanding Punch List Items.

4. Procedure for Claiming Escrowed Funds.

A. If, at any time and from time to time, Buyer claims entitlement to any of the Escrowed Funds or claims that any of the Escrowed Funds should be paid to a third party, Buyer shall give written notice to Escrow Agent and Seller stating the name of the party entitled to the Escrowed Funds and the amount of the Escrowed Funds required to be disbursed in accordance with the terms of this Agreement, notifying Buyer of the three (3) business day period to object to such request, and shall direct Escrow Agent to release such Escrowed Funds to Buyer or the appropriate third party (the “Buyer’s Notice”). Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Escrowed Funds (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Escrowed Funds or applicable portion thereof to Buyer or the third party, as applicable. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Escrowed Funds only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

B. If, at any time and from time to time, Seller claim entitlement to any of the Escrowed Funds or claim that any of the Escrowed Funds should be paid to a third party, Seller shall give written notice to Escrow Agent and Buyer stating the name of the party entitled to the Escrowed Funds and the amount of the Escrowed Funds required to be disbursed in accordance with the terms of this Agreement, notifying Seller of the three (3) business day period to object to such request, and shall direct Escrow Agent to release such Escrowed Funds to Seller or the appropriate third party (the “Seller’s Notice”). Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Escrowed Funds (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Escrowed Funds or applicable portion thereof to Seller or to the third party, as applicable. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Escrowed Funds only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

5. Limitations on Liability and Duties of Escrow Agent.

A. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

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B. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

C. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

D. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

E. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Escrowed Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrowed Funds as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Escrowed Funds are released in accordance with subsection F. below, in each case, without liability or responsibility.

F. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrowed Funds with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleader, and (ii) in the event of litigation between any of the Parties with respect to the Escrowed Funds, Escrow Agent may deposit the Escrowed Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

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6. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:
814 East Main Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: (804) 344-8129

If to Seller:	Hospitality Ventures DMCY, LLC
c/o Florida Capital Land Corporation
300 International Parkway, Suite 300
Heathrow, Florida 32746
Attention: Katherine A. Christy
Fax No.: (407) 333-3329

with a copy to:	Phoenix Hospitality Group
7550 NW 75th Drive
Parkland, Florida 33067
Attention: Neal Margo
Fax No. (954) 252-4100

If to Escrow Agent:	LandAmerica Dallas National Division
8201 Preston Road, Suite 280
Dallas, Texas 75225
Attn: Debby Moore
Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

7. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

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8. Successors and Assigns. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

HOSPITALITY VENTURES DMCY, LLC, a
Florida limited liability company

By:
Name:
Title:

BUYER:

,a _____________________

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

5

EXHIBIT A

PUNCH LIST ITEMS

EXHIBIT J

LIST OF TAX RETURNS

None.

EXHIBIT K

PRE-OPENING BUDGET

RECEIPT

The undersigned acknowledges receipt of the foregoing Purchase Contract, fully executed and delivered by Seller and Buyer, as of this      day of March, 2006, which date shall constitute the date of execution and delivery for the purposes of the Purchase Contract.

LANDAMERICA AMERICAN TITLE COMPANY

By:
Title: